UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 23, 2009, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) entered into Amendment Number 2 to Solar Wafer Supply Agreement (“Amendment Number 2”) between Suntech Power Holdings Co., Ltd. (“Suntech”) and MEMC Singapore Pte. Ltd. Amendment Number 2 further amends the Solar Wafer Supply Agreement between MEMC and Suntech dated July 25, 2006 (the “Agreement”), pursuant to which the Company had agreed to sell solar grade silicon wafers to Suntech over a ten-year period.

Similar to the Amendment Number 1 to Solar Wafer Supply Agreement with Suntech executed in February 2009, Amendment Number 2 provides that aggregate revenues to MEMC over the ten year life of the Agreement will remain unchanged, but an additional price reduction and volume increase for the second half of 2009 have been effectuated. The amendment also provides a deferral mechanism for a potential 2009 purchase shortfall by Suntech arising from the increased volume commitment by allowing Suntech to make up the purchase shortfall in equal increments over the next five years. Such deferred volume amounts will be added to Suntech’s minimum purchase requirements for future contract years. There were no changes to the Agreement’s requirements for security deposits or letters of credit, and in all other respects the Agreement remains in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: July 23, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer